UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2018

THEMAVEN, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-12471	68-0232575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Fourth Avenue, Suite 200 Seattle, WA	98101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  775-600-2765

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

* Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 — Entry into Material Definitive Agreement.

On August 24, 2018, the Company, Maven Coalition, Inc., a wholly-owned subsidiary of the Company (“MC”), and Say Media, Inc. (“Say”) entered into an amendment (the “Amendment”) to the previously announced Amended & Restated Asset Purchase Agreement, dated as of August 4, 2018, among the Company, MC and Say (the “APA”). The parties have agreed to restructure the Company’s proposed acquisition of Say from an asset purchase to a merger. Accordingly, the End Date (as that term is defined in the APA) has been pushed back from August 20, 2018 to September 10, 2018, to give the parties time to negotiate a definitive merger agreement pursuant to which a to-be-formed subsidiary of the Company will merge with and into Say, with Say continuing as the surviving corporation in the merger and a wholly-owned subsidiary of the Company.

In connection with the Amendment, the Company made a $100,000 payment to a creditor of Say and a $450,000 payment to counsel for Say for legal fees and expenses incurred to date and that may be incurred in the future, in each case, by Say in connection with the transactions contemplated by the APA and the negotiation, execution and consummation of the proposed merger agreement between Say and the Company.

The foregoing is only a brief description of the material terms of the Amendment, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Amendment that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.01 — Completion of Acquisition or Disposition of Assets.

On August 23, 2018, TheMaven, Inc. (the “Company”) consummated the merger between HubPages, Inc. (“HubPages”) and the Company’s wholly-owned subsidiary, HP Acquisition Co., Inc. (“HPAC”), in which HPAC merged with and into HubPages, with HubPages continuing as the surviving corporation in the merger and a wholly-owned subsidiary of the Company (the “Merger”), pursuant to the terms of the previously announced an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 13, 2018, as amended, among the Company, HubPages, HPAC and Paul Edmondson, solely in his capacity as Securityholder Representative.

In connection with the consummation of the Merger, the Company paid a total of $10 million to HubPages’ stockholders and holders of vested options. The Company also issued a total of 2.4 million shares of restricted Common Stock, subject to vesting, to certain key personnel of HubPages who agreed to continue their employment with HubPages.

The Company also announced that in connection with the Merger, Paul Edmondson has become the Company’s Chief Operating Officer. From January 2006 to August 2018, Mr. Edmondson was Chief Executive Officer of HubPages. He has deep expertise in operating media companies, including product development, search engine optimization, and online advertising. Prior to HubPages, from 2000 to 2004, Mr. Edmondson held several management positions for Microsoft Corp., including Group Product Manager, Test Manager, and Business Operations Manager. He joined Microsoft as part of the acquisition of MongoMusic in 2000, where he held the position of Director of Operations. Mr. Edmondson holds a Bachelor of Science degree from California Polytechnic State University in San Luis Obispo. Mr. Edmondson has also been granted observer’s rights on the Company’s Board of Directors. William Sornsin, the Company’s former Chief Operating Officer, has agreed to step down from that position and will continue to serve the Company in an non-executive officer capacity.

Item 3.02 — Unregistered Sales of Equity Securities

The information required by this item is incorporated by reference from Item 2.01 hereof.

The securities issued in connection with the Merger have not been registered under the Securities Act of 1933, as amended (the “Act”), pursuant to an exemption under Section 4(a)(2) of the Act for transactions of an issuer not involving a public offering, and may not be offered or sold in the United States absent registration under the Act or an exemption from such registration requirements.

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information required by this item is incorporated by reference from Item 2.01 hereof.

Item 8.01 — Other Events.

On August 28, 2018, the Company issued a press release announcing, among other things, the consummation of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment to Amended & Restated Asset Purchase Agreement, dated as of August 24, 2018, by and among TheMaven, Inc., Maven Coalition, Inc. and Say Media, Inc.
99.1	Press Release issued by the Company on August 28, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THEMAVEN, INC.

Dated: August 29, 2018	By:	/s/ Josh Jacobs
Name: Josh Jacobs Title: President